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                                                                    Exhibit 5.01


                       Undertaking re: Submission of Plan



     The registrant hereby undertakes that it will submit or has submitted the Diamond Technology Partners Incorporated 401(K) Plan and any amendment thereto to the Internal Revenue Services ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.